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                                                                       Exhibit 4


                                 CIVIC BANCORP
                          1995 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN
                     As amended through September 1, 1999


1.   Purpose of the Plan.

          This 1995 Non-Employee Director Stock Option Plan as amended (the "Plan") is intended to assist Civic BanCorp (the "Company") in attracting and retaining highly qualified outside directors by granting outside directors nonqualified stock options ("Options") to acquire common stock of the Company ("Shares").

2.   Participation.

          All members of the Company's board of directors (the "Board") who are not officers or employees of the Company or of any of its subsidiaries or affiliates ("Eligible Directors") shall be eligible to participate in the Plan.

3.   Administration of Plan.

          The Plan shall be administered, construed and interpreted by the Board of Directors or, at the option of the Board of Directors, by a committee (the "Committee") which shall be comprised of three or more members of the Board appointed by the Board. The Committee shall prescribe the form of stock option agreement to be used to evidence grants of Options under the Plan, consistent with the terms of the Plan and all applicable laws and regulations, including, without limitation, Rule 16b-3 (or successor provision) promulgated by the Securities and Exchange Commission. This Plan is intended to be administered as a "formula" plan pursuant to Rule 16b-3(c)(2)(ii).

4.   Shares Subject to Plan.

     (a)  Maximum Shares.

          The maximum number of Shares with respect to which Options may be granted and which are hereby reserved for purposes of the Plan, shall be, in the aggregate, 173,775 Shares, subject to adjustment as provided in Section 4(b) hereof. Shares issued under the Plan may be either authorized but unissued Shares or Shares which have been or may be reacquired by the Company. Shares released upon forfeiture or termination of an Option shall again be available for grants of future Options.
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     (b)  Adjustments in Event of Changes in Capitalization.

          In the event that the Shares are changed into or exchanged for a different kind or number of shares of stock or securities of the Company as the result of any stock dividend, stock split, combination of shares, exchange of shares, merger, consolidation, reorganization, recapitalization or other change in capital structure, then the number of Shares subject to this Plan and to Options granted hereunder shall be equitably adjusted by the Board or the Committee to prevent the dilution or enlargement of Options, and any new stock or securities into which the Shares are changed or for which they are exchanged shall be substituted for the Shares subject to this Plan and to Options granted hereunder; provided, however, that fractional shares may be deleted from any such adjustment or substitution.

5.   Options Granted Under the Plan.

     (a)  Option Grants.

          On the date the Board of Directors adopts this Plan, which is March 15, 1995 (the "Effective Date"), or on the date a person first becomes an Eligible Director, each Eligible Director shall be granted an Option to acquire 4,000 Shares. On each anniversary of the Effective Date, each Eligible Director shall also be granted an Option to acquire 1,500 Shares, effective on such anniversary date. If the number of Shares for which Options are to be granted on any anniversary date of the Effective Date is greater than the number of remaining Shares authorized to be issued under the Plan, Options to acquire the remaining Shares shall be allocated pro rata among the Eligible Directors, and the Company shall have no obligation to authorize the issuance of any additional Shares or to grant any additional Options under the Plan. The price at which Shares may be acquired pursuant to Options (the "Exercise Price") shall be the Fair Market Value of the Shares, as defined in Section (d) hereof, as of the Effective Date, in the case of the original grant of Options to acquire 4,000 Shares per Eligible Director, and as of the date on which each subsequent Option is granted, which shall in each case be the anniversary of the Effective Date. All Options under the Plan shall be nonqualified stock options for purposes of the Internal Revenue Code of 1968, as amended.

     (b)  Exercise Rights.

          An Option granted under the Plan shall not be exercisable for a period of six months after the date of grant or until the shareholders of the Company have approved the Plan, whichever is later. Thereafter, subject to Section 9 hereof, the Option shall be fully exercisable, and shall remain exercisable for a period of five years from the date such Option is granted, at which time any unexercised portion of the Option shall terminate. In the event that the optionee ceases to be an Eligible Director within six months of the date an Option is granted, the Option will be forfeited. In the event that the optionee ceases to be an Eligible Director, any unexercised portion of an Option held by such person shall terminate if not exercised within the following periods from the date such person ceases to be an Eligible Director:

               (i) one year when termination of Eligible Director status results from death or disability (meaning the optionee is unable to act as a director by reason of a medically

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determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months); or

               (ii) three months after termination of Eligible Director status for any reason other than the death or disability of the optionee.

          In the event of the optionee's death, the optionee's heirs, legatees or legal representatives shall have the right to exercise the optionee's Option. To the extent the Option remains unexercised as of the end of the applicable period of time following termination of Eligible Director status, the Option shall automatically terminate.

     (c)  Exercise of Options.

          Subject to Section 5(b), an Option may be exercised with respect to all or part of the Shares covered by the Option, but in no event with respect to less than 100 Shares, unless the exercise relates to all Shares covered by the Option at the date of exercise. Options may be exercised by delivery of a signed written notice to the Company, which notice shall state the election to exercise the Option and the number of whole Shares in respect of which it is being exercised, together with payment in full of the Exercise Price in the form of (i) cash (by a certified check, bank draft or money order); (ii) Shares already owned by the optionee valued at Fair Market Value; or (iii) by a combination of cash and Shares. Notice of exercise and payment of the Exercise Price shall be delivered to the Company at the following address:

               Civic BanCorp
               2101 Webster Street
               Oakland, California  94612
               Attn:  Chief Financial Officer

     (d)  Fair Market Value.

          The term "Fair Market Value" means the fair market value of a Share as determined in good faith by the Board or the Committee in the following manner:

               (i) If the Shares are then listed on any national or regional stock exchange, the Fair Market Value shall be the mean between the high and low quoted sales prices of a Share on the date in question, or if there are no reported sales on such date, on the last preceding date on which sales were reported;

               (ii) If the Shares are not so listed, then the Fair Market Value shall be the mean between the bid and ask prices quoted by a market maker or other recognized specialist in the Shares at the close of the date in question; or

               (iii) In the absence of either of the foregoing, the Fair Market Value shall be determined by the Board or the Committee

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          in its absolute discretion after giving consideration to the book value, the revenues, the earnings history and the prospects of the Company in light of market conditions generally.

The Fair Market Value determined in such manner shall be final, binding and conclusive on all parties.

          (e)  Withholding.

          No later than the date on which an amount first becomes includible in the gross income of an Eligible Director for federal income tax purposes with respect to any Option under the Plan, the Eligible Director shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may, at the election of the optionee (which election shall be subject to compliance with Rule 16b-3) be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Eligible Director.

6.   Restrictions on Transfers.

     (a)  Options Not Transferable.

          No Option granted under the Plan may be assigned, encumbered, or transferred, except, in the event of the death of the optionee, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1968, as amended, or Title I of the Employees Retirement Income Security Act or the rules thereunder.

     (b)  Government Regulations.

          This Plan and Options granted under the Plan are subject to all applicable Federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation "no action" positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. In connection with any Shares issued pursuant to the exercise of Options, the person acquiring such Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Board or the Committee shall determine to be necessary or advisable.

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7.   Termination.

          The Plan shall terminate automatically after the grant of Options on March 15, 2001, and the Board of Directors may suspend or terminate the Plan at any earlier time. Upon termination of the Plan, no additional Options shall be granted under the Plan; provided, however, that the terms of the Plan shall continue in full force and effect with respect to outstanding and unexercised Options issued under the Plan.

8.   Amendment.

          The Board of Directors may amend the Plan from time to time in its sole discretion; provided, however, that no such amendment shall, without the approval of the shareholders of the Company in accordance with the laws of the State of California and Rule 16b-3 under the Securities and Exchange Act of 1934, as amended: (a) materially modify the requirements as to eligibility for participation in the Plan; (b) materially increase the number of Shares with respect to which Options may be granted under the Plan or which may be granted to any Eligible Director; (c) materially increase the benefits accruing to Eligible Directors under the Plan. No amendment shall materially impair the rights of any Eligible Director to whom an Option has been granted without such person's consent.

9.   Effective Date.

          The Effective Date of the Plan shall be March 15, 1995 (the date it was approved and adopted by the Board), subject to (a) receipt within one year of that date of the approval of the holders of a majority of the shares of common stock of the Company present or represented at the meeting of the shareholders at which the Plan is considered and (b) the effectiveness of a registration statement under the Securities Act of 1933 with respect to the Plan, the Options and the Shares to be issued in connection with the Options. All Options granted prior to satisfaction of such conditions shall be subject to satisfaction of such conditions and may not be exercised prior to satisfaction of such conditions. If such conditions are not satisfied on or before the first anniversary of the Effective Date, all Options shall automatically terminate.

10.  Governing Law.

          This Plan shall be governed by, and construed in accordance with, the laws of the State of California.

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